FOR IMMEDIATE RELEASE



Contact:     John S. Holle (706/845-5005)
             J. Daniel Speight, Jr. (912/268-2056)


         FLAG Financial Corporation Announces 3-For-2 Stock Split
         --------------------------------------------------------

LaGrange, GA (May 18, 1998) -- FLAG Financial Corporation (OTC:FLAG) Chairman, John S. Holle, and President and CEO, J. Daniel Speight, Jr., announced today that FLAG's Board of Directors has declared a 3-for-2 stock split at a special meeting of the Board of Directors on May 13, 1998. The stock split follows a 2-for-1 stock split in 1994 and a 25% stock dividend in 1993.

Shareholders of record on May 22, 1998 will be entitled to the 3-for-2 stock split which is payable June 3, 1998. Each shareholder of FLAG will receive one additional share of FLAG common stock for every two shares of FLAG common stock owned. Fractional shares will not be issued and cash will be paid in lieu of fractional shares.

Commenting on the stock split, FLAG's Chairman of the Board, John S. Holle, stated, "The decision to declare the 3-for-2 stock split reflects the strong performance of the Company and the Board's confidence in our future prospects. As was the case with the recent announcement concerning FLAG's merger with The Brown Bank, all of these efforts are centered around building long-term shareholder value."

J. Daniel Speight, Jr., President and Chief Executive Officer of FLAG, added, "One of the things that we can offer community bank merger partners is an actively traded stock that represents a sound value. We believe this stock split will contribute to the growth in the value and trading activity of the stock. In this way, we believe it will enhance our ability to attract future community bank merger partners."

FLAG Financial Corporation is a multi-bank holding company whose wholly-owned subsidiaries are First Federal Savings Bank of LaGrange, in LaGrange, Georgia, Citizens Bank, in Vienna, Georgia, and Bank of Milan, in Milan, Georgia with total assets of approximately $433 million. On a combined pro forma basis, including The Brown Bank, assets will increase to approximately $464 million.

FLAG currently has 3,448,924 shares of Common Stock outstanding. Including those shares which will be issued as part of the 3-for-2 stock split, FLAG will have approximately 5,173,386 shares outstanding. FLAG's Common Stock is traded and quoted on The Nasdaq National Market System under the symbol "FLAG."



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